Exhibit 10.68

MSC.SOFTWARE CORPORATION

SEVERANCE COMPENSATION AGREEMENT

THIS AGREEMENT, effective December 10, 2007, is between MSC.Software Corporation, a Delaware corporation (the “Company”) and Calvin R. Gorrell (the “Executive”).

The Company’s Compensation Committee and Board of Directors has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a change in control of the Company.

This Agreement sets forth the severance compensation which the Company agrees it will pay to the Executive if the Executive’s employment with the Company terminates under one of the circumstances described herein following a Change in Control of the Company (as defined herein).

1.

Term. This Agreement shall terminate, except to the extent that any obligation of the Company hereunder remains unpaid as of such time, upon the earliest of (i) December 31st of any year after 2006, provided that either party has given at least 60 days prior written notice to the other party of its or his intention to terminate this Agreement under this paragraph 1(i); (ii) the termination of the Executive’s employment with the Company based on death, Disability (as defined in Section 3(b)), Retirement (as defined in Section 3(c)) or Cause (as defined in Section 3(d)) or by the Executive other than for Good Reason (as defined in Section 3(e)); and (iii) two years from the date of a Change in Control of the Company if the Executive has not terminated his employment for Good Reason as of such time.

2.	Change in Control. No compensation shall be payable under this Agreement unless and until (a) there shall have been a Change in Control of the Company, while the Executive is still an employee of the Company and (b) the Executive’s employment by the Company thereafter shall have been terminated in accordance with Section 3. For purposes of this Agreement, a Change in Control of the Company shall be deemed to have occurred if:

(i)	there shall be consummated any consolidation or merger of the Company and, as a result of such consolidation or merger (x) less than 50% of the outstanding common shares and 50% of the voting shares of the surviving or resulting corporation are owned, immediately after such consolidation or merger, by the owners of the Company’s common shares immediately prior to such consolidation or merger, or (y) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 20% or more of the surviving or resulting corporation’s outstanding common shares; or

(ii)	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company shall be consummated; or

(iii)	the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company; or

(iv)	any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 20% or more of the Company’s outstanding common shares; or

(v)	during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election or the nomination for election by the Company’s shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

3.	Termination Following Change in Control

(a)	If a Change in Control of the Company shall have occurred while the Executive is still an employee of the Company, the Executive shall be entitled to the compensation provided in Section 4 upon the subsequent termination of the Executive’s employment with the Company by the Executive or by the Company unless such termination is as a result of (i) the Executive’s death; (ii) the Executive’s Disability (as defined in Section 3(b) below); (iii) the Executive’s Retirement (as defined in Section 3(c) below); (iv) the Executive’s termination by the Company for Cause (as defined in Section 3(d) below); or (v) the Executive’s decision to terminate employment other than for Good Reason (as defined in Section 3(e) below).

(b)	Disability. If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his duties with the Company on a full-time basis for twelve months and within 30 days after written notice of termination is thereafter given by the Company the Executive shall not have returned to the full-time performance of the Executive’s duties, the Company may terminate this Agreement for “Disability.”

(c)	Retirement. The term “Retirement” as used in this Agreement shall mean termination by the Company or the Executive of the Executive’s employment based on the Executive having reached age 65 or such other age as shall have been fixed in any written arrangement regarding the Executive’s retirement established with the Executive’s consent with respect to the Executive.

(d)	Cause. The Company may terminate the Executive’s employment for Cause. For purposes of this Agreement only, the Company shall have “Cause” to terminate the Executive’s employment hereunder only on the basis of fraud, misappropriation or embezzlement on the part of the Executive. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Company’s Board of Directors at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth in the second sentence of this Section 3(d) and specifying the particulars thereof in detail.

(e)	Good Reason. The Executive may terminate the Executive’s employment for Good Reason at any time during the term of this Agreement. For purposes of this Agreement “Good Reason” shall mean any of the following without the Executive’s express written consent:

(i)

the assignment to the Executive by the Company of duties inconsistent with the Executive’s position, duties, responsibilities and status with the Company immediately prior to a Change in Control of the Company, or a change in the Executive’s titles or offices as in effect immediately prior to a Change in Control of the Company, or any removal of the Executive from or any failure to reelect the Executive to any of such positions, except in connection with the termination of his employment for Disability, Retirement or Cause or as a result of the Executive’s death or by the Executive other than for Good Reason;

(ii)	a reduction by the Company in the Executive’s base salary as in effect on the Date of Termination;

(iii)	any failure by the Company to continue in effect any benefit plan or arrangement (including, without limitation, the Company’s retirement plan, group life insurance plan, and medical, dental, accident and disability plans) in which the Executive is participating at the time of a Change in Control of the Company (or any other plans providing the Executive with substantially similar benefits) (hereinafter referred to as “Benefit Plans”), or the taking of any action by the Company which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any such Benefit Plan or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of a Change in Control of the Company;

(iv)	any failure by the Company to continue the Executive’s eligibility to participate in annual executive bonus arrangements in which the Executive is participating at the time of a Change in Control of the Company (or any plans or arrangements providing him with substantially similar benefits) (hereinafter referred to as “Incentive Plans”) or the taking of any action by the Company which would significantly reduce the Executive’s opportunity to earn incentive compensation which is related to performance results as compared to performance expectations periodically determined by the Company;

(v)	a relocation of the Company’s principal executive offices, or the Executive’s relocation to any place other than the location at which the Executive performed the Executive’s duties prior to a Change in Control of the Company, except for required travel by the Executive on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations at the time of a Change in Control of the Company;

(vi)	any failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled at the time of a Change in Control of the Company;

(vii)	any material breach by the Company of any provision of this Agreement;

(viii)	any failure by the Company to obtain the assumption in writing of this Agreement by any successor or assign of the Company, unless consent given by Executive;

(ix)	any purported termination of the Executive’s employment, which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(f), and for purposes of this Agreement, no such purported termination shall be effective; or

(x)	the failure of the Company to maintain Directors’ and Officers’ Liability Insurance on terms not materially less favorable to the Executive than the terms of the policy presently in effect.

(f)	Notice of Termination. Any termination by the Company pursuant to Section 3(b), 3(c) or 3(d) shall be communicated by a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. For purposes of this Agreement, such purported termination by the Company shall not be effective without such Notice of Termination.

(g)	Date of Termination. “Date of Termination” shall mean (a) if this Agreement is terminated by the Company for Disability, 30 days Notice of Termination is given to the Executive (provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such 30-day period) or (b) if the Executive’s employment is terminated by the Company for any other reason, the date on which a Notice of Termination is given; provided that if within 30 days after any Notice of Termination is given to the Executive by the Company the Executive notifies the Company that a dispute exists concerning the termination, the Date of Termination shall be the date the dispute is finally determined, whether by mutual agreement by the parties or upon final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected.)

4.	Compensation Under this Agreement

(a)	If within two years after a Change in Control of the Company, a Notice of Termination is given either by the Company to the Executive or by the Executive to the Company, and if such termination is not by reason of the Executive’s death, Disability or Retirement, or by the Company for Cause, or by the Executive other than for Good Reason, the Company shall make the following payments to the Executive:

(i)	the full base salary to which the Executive is entitled through the Date of Termination;

(ii)	credit for unused vacation calculated at Executive’s then current base salary rate;

(iii)	An amount equal to the Executive’s current Annual Bonus Award under any Company annual incentive plan for the fiscal year in which the Notice of Termination is given, multiplied by the percentage determined by dividing the number of days in the Company’s fiscal year that have elapsed prior to the date on which the Notice of Termination is given by the total number of days in such fiscal year. As used in this clause (iii) the Executive’s Annual Bonus Award means the dollar amount which would have been paid to Executive for the fiscal year in which the Notice of Termination is given under the then current Company executive incentive compensation plan, based on the assumption that the Target Level of performance would be reached by the Company and the Executive.

(iv)	an amount equal to two (2) times the sum of the Executive’s annualized base salary and Annual Bonus Award (as defined in clause (iii) above) for the year in which the Notice of Termination is given, provided, however, that the amounts to be paid to the Executive under this clause (iv) shall be reduced by the amount payable to the Executive under clause (iii) of this Section 4(a).

(b)	Upon a Change in Control, all stock options granted to Executive will be immediately vested and exercisable.

(c) (i)	If any payment or distribution by the Company to or for the benefit of the Executive, whether pursuant to the terms of this Agreement or otherwise (a “Payment”), is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall make an additional payment (a “Gross-Up Payment”) to the Executive in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes) including, without limitation, any federal, state, or local income and employment taxes and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payment.

(ii)	Subject to the provisions of paragraph 4c(iii) hereof, all determinations under this paragraph 4(c), including whether a Gross-Up Payment is required and the amount of the Gross-Up Payment, shall be made by a certified public accounting firm immediately before the Change in Control occurs (the “Accounting Firm”), which shall provide detailed supporting calculations to both the Company and the Executive within 15 business days after the Change in Control (or any other change in ownership or effective control that triggers application of the Excise Tax) and, if a termination for Good Reason occurs, within 15 days after the termination for Good Reason. All fees and expenses of the Accounting Firm shall be borne solely by the Company. The initial Gross-Up Payment determined pursuant to this paragraph 4(c)(ii) shall be paid by the Company to the Executive, or tax authority, whichever is required, within five days after it receives the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal tax return will not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding on the Company and the Executive. Notwithstanding the foregoing, as a result of uncertainty in applying Section 4999 of the Internal Revenue Code, it is possible that the Company will not have made Gross-Up Payments that it should have made hereunder (an “Underpayment”). If the Company exhausts its remedies pursuant to paragraph 4(c)(iii) hereof and the Executive thereafter is required to pay any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment, inform the Company and the Executive of the Underpayment in writing, and, within five days of receiving such written report, the Company shall pay the amount of such Underpayment to or for the benefit of the Executive.

(iii)	The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but not later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is required to be paid. The Executive shall not pay such claim before the expiration of 30 days following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such is due). If the Company notifies the Executive in writing before the expiration of such 30-day period that it desires to contest such claim, the Executive shall (1) give the Company any information reasonably requested by the Company relating to such claim, and (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company, provided that the Company shall pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any tax, including interest and penalties, imposed as a result of such representation and payment of costs and expenses. The Company shall control all proceedings in connection with such contest and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any appropriate administrative tribunal or court, as the Company shall determine; provided, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any tax, including interest or penalties, imposed with respect to such advance. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest any other issue.

(iv)	If, after the Executive receives an advance by the Company pursuant to paragraph 4(c)(iii) hereof, the Executive becomes entitled to receive a refund claimed pursuant to such paragraph 4(c)(iii), the Executive shall (subject to the Company’s complying with the requirements of such paragraph 4(c)(iii) promptly pay to the Company the amount of such refund (together with any interest thereon, after taxes applicable thereto). If, after the Executive receives an amount advanced by the Company pursuant to paragraph 4(c)(iii) hereof, a determination is made that the Executive shall not be entitled to any refund claimed pursuant to such paragraph 4(c)(iii), and the Company does not notify the Executive in writing of its intent to contest such denial of refund before the expiration of 30 days after such determination, the Executive shall not be required to repay such advance, and the amount of such advance shall offset, to the extent thereof, the amount of the required Gross-Up Payment.

(v)	Any payments otherwise required by this paragraph 4(C) shall be made regardless of whether a termination for Good Reason occurs.

(d)	The amounts required to be paid under Section 4(a) shall be paid by the Company to the Executive in cash in a lump sum on the 10th day after the Date of

Termination. All payments made to the Executive pursuant to this Agreement or any other agreement or plan of or with the Company shall be made within the time periods described herein, however, if it is determined by the parties or in the opinion of counsel reasonably acceptable to the Executive and the Company, such determination to be made or opinion provided to the Company no later than thirty (30) days after the Date of Termination, that payment (or payments) is or reasonably may be treated as deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), except in the case of the Executive’s death, the payment (or payments) shall be delayed (without interest) to a date no earlier than, and shall be paid as soon as administratively practicable after, six (6) months after the Executive’s “separation from service,” as that term is defined in Section 409A of the Code.

(e)	Any payments required under this Section 4 shall be paid net of applicable federal, state and local tax withholding.

(f)	If the Company is required to make payments to the Executive under Section 4(a), the Company, until the earlier of (i) two (2) years after the Date of Termination or (ii) commencement of full-time employment by the Executive with a new employer, shall maintain in full force and effect, for the continued benefit of the Executive, medical and dental programs or arrangements in which the Executive was entitled to participate immediately prior to the Date of Termination, provided that continued participation by the Executive is possible under the general terms and provisions of such plans and programs.

(g)	Except for the payment referred to in clause (i) of Section 4(a) none of the payments to the Executive under this Section 4 shall be counted for the purpose of computing the Executive’s benefits under any pension, profit sharing, deferred compensation or other employee benefit plan maintained by the Company.

5.	No Obligation to Mitigate Damages; No Effect on Other Contractual Rights.

The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any Benefit Plan, Incentive Plan or Securities Plan, employment agreement or other contract, plan or arrangement.

6.	Successor to the Company.

(a)

The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if such succession or assignment had not taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Executive to terminate the Executive’s employment for Good Reason. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. If at any time during the term of this Agreement the Executive is employed by any corporation, a majority of the voting securities of which is then owned by the Company, “Company” as used in Section 3, 4, 12 and 13 hereof shall in addition include such employer. In such event, the Company agrees that it shall pay or shall cause such employer to pay any amounts owed to the Executive pursuant to Section 4 of this Agreement.

(b)	This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

7.	Non-compete. Without the consent in writing of the Board, Executive will not, at any time during employment with the Company and for a period of two (2) years following termination of Executive’s employment for any reason (except as stated below), engage in the management or control of, or serve as an employee, consultant, agent, proprietor, principal, partner, major shareholder, corporate officer or director of, any person, firm, corporation or business (collectively, as “Competing Entity”) that directly and substantially competes with the products and services of the Company. For purposes of this Agreement, a Competing Entity is limited to an entity that derives a significant amount or percentage of its total annual revenue from the sale of virtual product development software and related services and competes in one or more of the same geographic markets as the Company. It is agreed that the ownership of not more than two percent (2%) of the equity securities of any company having securities listed on an exchange or regularly traded in the over-the-counter market shall not, of itself, be deemed inconsistent with this Section 7.

8.	Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:	MSC.Software Corporation
Executive Vice President, Business Administration, Legal Affairs and Secretary
2 MacArthur Place
Santa Ana, CA 92707

If to the Executive:	Calvin R. Gorrell
9 Poppy Hills Road
Laguna Niguel, CA 92677

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9.

Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

10.	Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11.	Counterparts. This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12.	Legal Fees and Expenses. The Company shall pay all legal fees and expenses, which the Executive may incur as a result of the Company’s contesting the validity, enforceability or the Executive’s interpretation of, or determinations under, this Agreement.

13.	Confidentiality. The Executive shall retain in confidence any and all confidential information known to the Executive concerning the Company and its business so long as such information is not otherwise publicly disclosed.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:

/s/ Margaret Williams

By:	/s/ Calvin R. Gorrell
Calvin R. Gorrell

By:	/s/ John A. Mongelluzzo
John A. Mongelluzzo Executive Vice President, Business Administration, Legal Affairs and Secretary